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                                                                     Exhibit 5.1


                                David Goldberg
                   Senior Vice President and General Counsel
                             Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397

                               January 12, 1998



Public Storage, Inc.
701 Western Avenue, Suite 200
Glendale, California 91201-2397

Gentlemen:

     As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined (A) the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on December 20, 1996, as amended through the date hereof (File No. 333-18395) and
(B) the Registration Statement on Form S-3, filed by the Company with the Commission on November 26, 1997, as amended through the date hereof (File No. 333-41123) (collectively, the "Registration Statements"), which includes a Prospectus to be used in connection with securities registered under the Registration Statements (the "Prospectus"). The Prospectus relates to the offer and sale of up to $700,000,000 stated amount of (i) shares of preferred stock, par value $.01 per share (the "Preferred Shares"), (ii) depositary shares (the "Depositary Shares") representing a fractional interest in a Preferred Share,
(iii) shares of equity stock, par value $.01 per share (the "Equity Shares"),
(iv) shares of common stock, par value $.10 per share (the "Common Shares") and
(v) warrants (the "Warrants").

     I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Preferred Shares, the Depositary Shares, the Equity Shares, the Common Shares and the Warrants in the manner set forth in the Registration Statements. I have also examined the Company's Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

     It is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

     2. The Preferred Shares, the Depositary Shares, the Equity Shares, the Common Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Registration Statements and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statements and to the filing of this opinion as an exhibit to each of the Registration Statements or amendments thereto.

                                        Very truly yours,

                                        /s/ DAVID GOLDBERG

                                        DAVID GOLDBERG